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                                                                    Exhibit 23.2


                      CONSENT OF INDEPENDENT ACCOUNTANTS

        We consent to the incorporation by reference in this registration statement on Form S-3 of our report dated September 10, 1999, relating to our audits of the financial statements of Ebbisham Limited as of July 31, 1998, and for each of the periods from September 26, 1996 (inception) to July 31, 1997, the year ended July 31, 1998, the period from August 1, 1998 to July 2, 1999 and for the cumulative period from September 26, 1996 (inception) to July 2, 1999, which report is included in the Emisphere Technologies, Inc.'s Annual Report on Form 10-K for the year ended July 31, 1999.


                                        /s/ PricewaterhouseCoopers LLP

New York, New York
October 12, 1999